Exhibit 23.1

Chang Lee LLP
Chartered Accountants

505 – 815 Hornby Street
Vancouver, B.C, V6Z 2E6
Tel: 604-687-3776
Fax: 604-688-3373
E-mail: info@changleellp.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated November 3, 2008, with respect to the balance sheets of Insightfulmind Learning, Inc. as at March 31, 2008 and 2007 and the related statements of stockholders’ equity, operations and cash flows for the years then ended and for the period cumulative from inception December 3, 2001 to March 31, 2008, included in the filing of the registration Statement Form S-1, dated November 6, 2008.

In addition, we consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Vancouver, British Columbia	CHANG LEE LLP
Canada	Chartered Accountants
November 6, 2008